Exhibit 4.5

Dated                                                                        2022

(1) CLERVILLE INVESTMENT MANAGEMENT LLP

- and -

(2) TIZIANA LIFE SCIENCES Limited

LEASE OF PART Fourth Floor (rear), 14/15 Conduit Street, London W1S 2XJ

Mishcon de Reya LLP

Africa House

70 Kingsway

London WC2B 6AH

Tel: 020 3321 7000

Fax: 020 3006 8956

Ref: 60174.7

E-mail: adrian.demello@mishcon.com

i

PARTICULARS

LAND REGISTRY PRESCRIBED CLAUSES

LR1.	Date of lease	:	2022

LR2.	Title number(s)	:	LR2.1 Landlord’s title number(s) N/A
		:	LR2.2 Other title numbers

LR3.	Parties to this lease	:	Landlord CLERVILLE INVESTMENT MANAGEMENT LLP registered in England and Wales with company registration number OC333739 whose registered office is at 14-15 Conduit Street, London, W1S 2XJ
		:	Tenant TIZIANA LIFE SCIENCES LIMITED registered in England and Wales with company registration number 03508592 whose registered office is 9th Floor 107 Cheapside, London, United Kingdom, EC2V 6DN
LR4.	Property	:

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

Those parts of the fourth floor of the Building shown edged red on the plan attached to the lease, as further described in clause 1.2.

The property is let without the benefit of any existing easements other than those expressly referred to in clause 2.2.

LR5.	Prescribed statements etc.	:	None

LR6.	Term for which the Property is leased	:	A term from and including 20 July 2022 to and including 22 June 2026

LR7.	Premium	:	None

LR8.	Prohibitions or restrictions on disposing of this lease	:	This lease contains a provision that prohibits or restricts dispositions.

LR9.	Rights of acquisition etc.	:	LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land None
		:	LR9.2 Tenant’s covenant to (or offer to) surrender this lease See clause 4.9
		:	LR9.3 Landlord’s contractual rights to acquire this lease None
LR10.	Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	:	None

LR11.	Easements	:	LR11.1 Easements granted by this lease for the benefit of the Property See clause 2.2
		:	LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property See clauses 2.4 and 2.5
LR12.	Estate rentcharge burdening the Property	:	None

LR13.	Application for standard form of restriction	:	None

LR14.	Declaration of trust where there is more than one person comprising the Tenant	:	None

ADDITIONAL PARTICULARS

Principal Rent	:	£115,000 per year (exclusive of VAT)

Rent Commencement Date	:	The date falling three months after the date of commencement of the Contractual Term.

Permitted Use	:	Use as offices within Class E(g)(i) of Schedule 2 to the Use Classes Order.

Building	:	The land and building known as 14/15 Conduit Street of which the Property forms part.

Tenant’s Break Date	:	20 July 2025

1.	definitions and interpretation

1.1	Particulars

The words and expressions used in the Particulars and Additional Particulars shall have in this lease the meanings ascribed to them there.

1.2	Further definitions

The following further definitions apply in this lease:

1925 Act means the Law of Property Act 1925.

1954 Act means the Landlord and Tenant Act 1954.

1995 Act means the Landlord and Tenant (Covenants) Act 1995.

Base Rate means the base lending rate for the time being of a London clearing bank selected by the Landlord or (if that base lending rate is a negative figure) zero per cent.

Common Parts means any entrances, hallways, passages, staircases, toilets, lifts and other parts of the Building intended to be available for use by the Tenant in common with other occupiers of the Building and (where appropriate) any private roads, footpaths, forecourts and yards belonging with the Building.

Contractual Term means the term set out in clause LR6.

EPB Regulations means the Energy Performance of Buildings (England and Wales) Regulations 2012.

EPC means an Energy Performance Certificate and Recommendation Report (as defined in the EPB Regulations).

Group Company means a company that is from time to time a member of the same Group within the meaning of section 42 of the 1954 Act.

Incumbrances means any matters affecting the freehold of the Property.

Installations means plant, machinery or equipment of any kind, including aerials, satellite dishes, electronic communications apparatus (as defined in section 151 of the Communications Act 2003) or any other communications apparatus.

Insured Risks means loss or damage by fire, explosion, lightning, earthquake, impact by vehicles, flooding, storm, tempest, aircraft and articles dropped from them in peacetime, riot, civil commotion, malicious damage, burst pipes, overflows from water tanks and such other risks as are insured and subject to any excesses, exclusions or limitations imposed by the insurers in accordance with normal practice).

Landlord includes the person for the time being entitled to the immediate reversion to the Term.

Legislation means Acts of Parliament and (for so long as the same continue to apply in England and Wales) the laws, regulations and directives of the European Union including in each case any subordinate legislation; and reference to any specific Legislation includes any consolidation, re-enactment, modification or replacement of it and any subordinate legislation in force from time to time (except that reference to the Use Classes Order is to that Order as in force at the date of this lease).

Outgoings means existing and future rates, taxes, assessments and outgoings, statutory or otherwise, national or local, recurring or non-recurring, and even if novel, service charges or levies (other than utilities consumed by the Tenant in respect of its use of the Property).

Property has the meaning ascribed to it in the Particulars and includes each and every part of the Property and all additions made in or to it at any time during the Term and all landlord’s fixtures and fittings, but does not include any part (other than internal finishes) of the Structure of the Building or any Service Media which serve other parts of the Building.

Rent Days means 25 March, 24 June, 29 September and 25 December in each year.

Service Media means all existing and future media for the passage of substances, energy, telecommunications and other services and utilities and any apparatus and enclosures ancillary to them.

Specified Rate means three per cent per year above Base Rate.

Structure means (as applicable to the Building) foundations, roof, steel frame, concrete floor slabs, load-bearing columns, floor joists, roof supports, and load-bearing walls and external walls (whether or not load-bearing) and the external surfaces of the window frames in the external walls.

Tenant includes the Tenant’s successors in title including personal representatives.

Term means the Contractual Term and any continuation or extension of it and any holding over, whether by statute, at common law or otherwise.

Uninsured Risk means any risk expressly specified in the Insured Risks definition that:

(a)	is not insured against because, at the time the insurance is taken out or renewed, insurance for it is not generally available in the UK market on normal commercial terms; or

(b)	is not, at the date of the damage or destruction, insured against by reason of a limitation or exclusion imposed by the insurers;

but an Insured Risk does not become an Uninsured Risk for the purposes of this lease by reason only of:

(c)	normal exclusion provisions, including in relation to a normal level of excess liability; or

(d)	rejection by the insurer of liability, or some part of it, due to any act or default by either the Tenant or the Landlord.

Use Classes Order means the Town and Country Planning (Use Classes) Order 1987.

VAT means value added tax charged pursuant to the Value Added Tax Act 1994.

1.3	Interpretation

1.3.1	The singular includes the plural and vice versa, person includes corporation, the neuter includes the masculine and feminine and vice versa, and covenants by a party which comprises two or more persons shall be joint and several.

1.3.2	An obligation to do something includes an obligation not to waive any obligation of another person to do it.

1.3.3	An obligation not to do something includes an obligation not to permit or allow another person to do it.

1.3.4	The Tenant shall be liable for any breaches of its obligations in this lease or any other act or default committed by:

(a)	any authorised occupier or subtenant of the Property or its or their respective employees, visitors, licensees or contractors; or

(b)	any person under the control of the Tenant or acting under the express or implied authority of the Tenant.

1.3.5	Reference to “Tenant’s default” includes any act, default or omission of the Tenant or any person referred to at clauses 1.3.4(a) or 1.3.4(b) above.

1.3.6	The headings are only for convenience and are not to affect the interpretation of this lease.

1.3.7	Words given by way of example or inclusion do not imply any limitation.

1.3.8	A covenant to “indemnify” means to indemnify against all actions, claims, demands and proceedings made against the indemnified party and all costs, expenses, damages, liabilities and losses incurred directly or indirectly by the indemnified party.

1.3.9	Reference to a “working day” means any day from Monday to Friday (inclusive) which is not Christmas Day, Good Friday or a statutory Bank Holiday.

1.3.10	The parties to this lease do not intend any of its terms to be enforceable by a third party (as defined in section 1 of the Contracts (Rights of Third Parties) Act 1999) other than the Landlord’s and the Tenant’s respective successors in title.

1.3.11	Any non-load bearing walls separating the Property from another part of the Building shall be party walls and repairable as such.

2.	GRANT OF LEASE

2.1	Demise

The Landlord demises the Property to the Tenant for the Contractual Term reserving as rent the Principal Rent and any other sum due under this Lease.

2.2	Rights granted

The Tenant is granted:

2.2.1	the shared use of the Common Parts;

2.2.2	the shared use of any Service Media which the Landlord owns or is entitled to use and which serve the Property; and

2.2.3	the right to such shelter and support from other parts of the Building as the Property provided that, for the avoidance of doubt, the Tenant shall not have any rights to use the Landlord’s IT server room on the fourth floor nor have use or access to any data, data cabling or network cabling exclusively relating to the Landlord’s business and/or the Landlord’s IT equipment.

2.3	No implied rights

The parties to this lease agree and declare that:

2.3.1	apart from the rights granted by clause 2.2, the Tenant is not granted, and shall not become entitled to, any right of any kind over or from any other part of the Building or any adjoining or neighbouring property, whether conferred by the operation of section 62 of the 1925 Act or otherwise; and

2.3.2	all light to the Property over the Building or any adjoining or neighbouring property is enjoyed by a consent which is within section 3 of the Prescription Act 1832 and revocable by notice with immediate effect at any time.

2.4	Subjections

The Property is demised subject to the Incumbrances so far as they affect the Property and all rights of the owners and occupiers of any adjoining or neighbouring property.

2.5	Reservations

The Landlord reserves:

2.5.1	for the benefit of other parts of the Building and any adjoining or neighbouring property, the right to use and make new connections into any Service Media in the Property which are capable of serving them;

2.5.2	the right where necessary to erect scaffolding on the outside of the Building for the purpose of exercising or carrying out the Landlord’s rights and obligations under this lease, but so that access to the Property shall not be prevented;

2.5.3	the right to build onto or alter parts of the Building other than the Property including the right to alter the Common Parts but without permanently making the access to the Property materially less commodious;

2.5.4	the rights of entry mentioned in other provisions of this lease;

2.5.5	the right to such shelter and support from the Property as the other parts of the Building enjoy at the date of this lease; and

2.5.6	a right of entry for a partition to be erected between the points marked “A” and “B” on the annexed plan 2.

3.	RENTS

3.1	Principal Rent

3.1.1	The Tenant shall pay the Principal Rent by equal payments in advance on the Rent Days, and proportionately for any part of a year. The Principal Rent is payable from and including the Rent Commencement Date and the first payment is to be made on that date.

3.1.2	The Principal Rent shall be reduced to a peppercorn in the event that this Lease is not terminated under clause 6.8, for the period from and including the Tenant’s Break Date until and including 19 October 2025.

3.2	VAT

3.2.1	The Tenant shall pay as additional rent and indemnify the Landlord against any VAT at the rate for the time being in force chargeable:

(a)	in respect of the above rents or any other payments to be made by the Tenant to the Landlord or any person on the Landlord’s behalf in connection with or under any of the provisions of this lease;

(b)	in respect of any service or supply to be made by or on behalf of the Landlord pursuant to this lease; and

(c)	in respect of any service or supply to be made to the Landlord in connection with this lease, the cost of which is recoverable from the Tenant under the terms of this lease, save insofar as any such VAT is immediately recoverable by the Landlord as an input for VAT purposes;

but (for the avoidance of doubt) the Landlord shall be under no obligation to exercise or not exercise any option or right conferred on it by Legislation that might create, increase, reduce or avoid any liability to VAT referred to in this clause 3.2.

3.3	Outgoings

The Tenant shall not be liable for any Outgoings relating to the Property, save that the Tenant shall pay the costs of any utility supplies relating to its use of the Property.

4.	TENANT’S OBLIGATIONS

The Tenant covenants throughout the Term as follows:

4.1	Rents

The Tenant shall:

4.1.1	pay to the Landlord the Principal Rent and other reserved rents on their due dates in accordance with clause 3 in each case without any deduction, counter-claim or set-off (other than any deduction required by Legislation); and

4.1.2	if required by the Landlord, pay the Principal Rent by direct debit, bank standing order or credit transfer to a bank account nominated by the Landlord.

All payments made by the Tenant pursuant to this lease shall be paid from a United Kingdom bank account in the name of the Tenant.

4.2	Interest on late payments

The Tenant shall pay interest, both before and after any judgment, on any rent or other sum payable to the Landlord under this lease which the Tenant fails to pay within fourteen days of the due date. The interest shall be payable on demand and shall be calculated at the Specified Rate from the due date until actual payment, unpaid interest being compounded on each of the Rent Days.

4.3	Repairs and other works

The Tenant shall:

4.3.1	keep the Property in good and substantial repair and condition and clean and tidy throughout the Term;

4.3.2	carry out any works to the Property required or reasonably recommended by the insurers of the Property or a statutory authority;

4.3.3	decorate, using good quality materials, the interior of the Property in every third year of the Term and also in the last two months of the Term (however it may end), the final decoration being with colours and types of finish previously approved by the Landlord (such approval not to be unreasonably withheld);

4.3.4	replace (with replacements of at least the same quality) any Landlord’s fixtures and fittings which become damaged beyond economic repair;

4.3.5	replace any glass which becomes cracked or broken and insure any plate glass with reputable insurers in its full replacement cost in the joint names of the Tenant and the Landlord and produce the policy and the premium receipts to the Landlord on demand;

4.3.6	immediately on becoming aware of it, give notice to the Landlord of any damage or destruction by Insured Risks or anything else which the Landlord is liable to remedy under the Landlord’s covenants in this lease; and

4.3.7	indemnify the Landlord in respect of any liability arising out of the condition of the Property, its use by the Tenant or a Tenant’s default;

but the obligations under clauses 4.5.1 to 4.5.4 above do not require the Tenant to:

4.3.8	put the Property into any better state of repair and condition than that evidenced by the schedule of condition attached to this lease; or

4.3.9	repair or remedy any damage caused by any Insured Risks or Uninsured Risks unless the insurers refuse to pay all or any part of the insurance money because of a Tenant’s default.

4.4	Legislation and statutory consents

4.4.1	The Tenant shall:

(a)	comply with all existing and future Legislation and any planning permissions and other statutory consents applicable to the Property and its use;

(b)	immediately give to the Landlord a copy of, and take all necessary steps to comply with, every notice, order or proposal relating to the Property or its use received by the Tenant from any government department or local or public authority under any Legislation;

(c)	if the Landlord reasonably requires, join with the Landlord (at the Landlord’s cost) in making objections or representations against any notice, order or proposal relating to the Property or its use; and

(d)	indemnify the Landlord against any liability in respect of any breach of its obligations in this clause 4.4.

4.4.2	The Tenant shall not apply for any planning permission relating to the Property without the Landlord’s prior approval.

4.4.3	The Tenant shall give the Landlord a copy of any air conditioning inspection report obtained by the Tenant within 14 days of receiving it.

4.5	Alterations and signs

4.5.1	The Tenant shall not alter or add to the Property so as to:

(a)	affect the outside appearance of the Property;

(b)	reduce the lettable floor area of the Property;

(c)	unite the Property with any other property;

(d)	block up or obstruct any outside doors or windows;

(e)	stop off or affect the working of any Service Media;

(f)	adversely affect the environmental performance or lower the EPC rating of the Property or the Building; or

(g)	otherwise affect any part of the Structure.

4.5.2	The Tenant shall not make any other alterations or additions to the Property without the Landlord’s prior written approval (not to be unreasonably withheld).

4.5.3	If approval is given for any works pursuant to clause 4.5.2 the Tenant shall:

(a)	carry them out in a good and workmanlike manner, with suitable materials of good quality and in compliance with all relevant Legislation;

(b)	make good any damage caused to the Property by the works to the reasonable satisfaction of the Landlord; and

(c)	prior to the end of the Term, except to the extent requested not to do so by the Landlord, remove the alterations or additions and reinstate and make good the Property to the same state and condition it was in immediately before the alterations or additions were carried out.

4.5.4	The Tenant shall not erect or display any signs, notices or advertisements which are visible outside the Property without the Landlord’s prior written approval

4.6	Installations and overloading

4.6.1	The Tenant shall not:

(a)	install any Installations outside the Property;

(b)	install any Installations inside the Property (except as permitted by clause 4.6.2);

(c)	overload any part of the Structure;

(d)	overload the Service Media in or serving the Property or the Building; or

(e)	install any heavy, noisy or vibrating Installations without the Landlord’s prior written approval.

4.6.2	The Tenant may with the Landlord’s prior written approval (not to be unreasonably withheld) install Installations inside the Property provided these are only intended to serve the Tenant’s or any permitted occupier’s business at the Property.

4.7	Notice to carry out works

If the Landlord serves on the Tenant a written notice specifying any works required to comply with any of the Tenant’s obligations in this lease:

4.7.1	the Tenant shall start those works promptly (or immediately in an emergency) and then diligently proceed with them and shall complete them to the Landlord’s reasonable satisfaction and within any reasonable period specified in such notice; and

4.7.2	if the Tenant fails to comply with any part of clause 4.7.1 above, the Landlord may enter the Property and carry out or complete the works. The Tenant shall pay to the Landlord, as a debt due on demand, the costs so incurred by the Landlord including (but not limited to) legal costs, surveyors’ and architects’ and other professional fees, insurance premiums and other expenses and any irrecoverable VAT.

4.8	Use of the Property

The Tenant shall use the Property only for the Permitted Use and shall not:

4.8.1	do or bring anything onto the Property which is or becomes a nuisance or disturbance to the Landlord or to the owners or occupiers of any adjoining or neighbouring property;

4.8.2	use the Property for any illegal or immoral purpose;

4.8.3	hold any auction, sale or public exhibition or public or political meeting on the Property;

4.8.4	use the Property for gaming or for playing amusement machines or for sleeping or for residential purposes;

4.8.5	stand anything outside the Property;

4.8.6	cause or permit any toxic, contaminative, hazardous or dangerous substances to be on, or to escape or be discharged from, the Property;

4.8.7	use any of the Common Parts in any unreasonable or improper manner or contrary to any regulations reasonably imposed and notified to the Tenant in writing; or

4.8.8	do or bring anything onto the Property or the Building which may invalidate any insurance policy relating to the Property or the Building or which may increase the premium payable for that insurance.

4.9	Assignment and subletting

The Tenant shall not assign, hold on trust for another, sublet, charge or part with possession of or share occupation of the whole or any part of the Property.

4.10	Rights of entry

The Tenant shall allow the Landlord and others authorised by the Landlord:

4.10.1	to enter the Property at reasonable times after giving the Tenant reasonable prior notice (or at any time without notice in an emergency) for the following purposes:

(a)	to inspect its state and condition;

(b)	to comply with its obligations under any Legislation;

(c)	to show it to prospective purchasers or (during the last six months of the Term) to prospective tenants;

(d)	to value it for insurance or rent reviews;

(e)	to inspect, repair, maintain, renew or alter any adjacent property or any Service Media serving it or to make new connections into such Service Media;

(f)	to carry out works which the Landlord is permitted to carry out under this lease or to comply with the Landlord’s obligations in this lease; and

(g)	for any other reasonable and proper purposes;

provided that the Landlord causes as little disturbance to the Tenant or any subtenant as reasonably practicable and makes good all damage caused to the Property; and

4.10.2	to display a notice for re-letting the Property during the last six months of the Term in a reasonably suitable place on the outside of the Property.

4.11	End of Term

At the end of the Term (however it may end) the Tenant shall:

4.11.1	give vacant possession of the Property to the Landlord in the condition required by this lease;

4.11.2	give the Landlord a complete copy of the records of prescribed information and the fire safety arrangements in respect of the Property compiled and updated in accordance with the Regulatory Reform (Fire Safety) Order 2005;

4.11.3	give the Landlord a complete copy of any health and safety file required to be compiled and updated in accordance with the Construction (Design and Management) Regulations 2015;

4.11.4	remove from the Property (and, where applicable, from anywhere else in the Building) the Tenant’s and any permitted occupier’s fixtures and fittings and anything else belonging to the Tenant or any permitted occupier including any signs and advertisements and make good all damage caused to the Property (and, where applicable, the Building) by their removal; and

4.11.5	without affecting its obligations under clauses 4.11.1 and 4.11.4, be deemed to authorise the Landlord to sell, as agent for the Tenant, and to account to the Tenant for the net sale proceeds of, anything which the Tenant fails to remove under those obligations, and the Tenant shall indemnify the Landlord against any liability arising out of the sale (including the costs of removal, storage and sale).

4.12	Reimbursement of costs

The Tenant shall pay and indemnify the Landlord against any liability (including proper legal costs, surveyors’ fees and other professional charges and irrecoverable VAT) which may be incurred by the Landlord in connection with any of the following:

4.12.1	any application by the Tenant to the Landlord for an approval or consent, whether or not it is given (except where it is unlawfully withheld);

4.12.2	any application by the Tenant to the Landlord for the preparation of any deed or document which under this lease is to be in a form required (or reasonably required) by the Landlord;

4.12.3	the preparation, service and enforcement of any notice of a breach of the Tenant’s obligations in this lease including any notice under section 146 or 147 of the 1925 Act or under the Leasehold Property (Repairs) Act 1938, even if forfeiture (where applicable) is avoided otherwise than by relief granted by the Court;

4.12.4	the preparation, service and enforcement of any schedule of dilapidations relating to the condition of the Property during the Term or at the date on which it ends (however it may end);

4.12.5	the preparation and service of any notice under the 1995 Act relating to liabilities arising under or in relation to this lease; or

4.12.6	the recovery or attempted recovery of arrears of rent and other sums due under this lease or the enforcement or attempted enforcement of remedies for breach of the Tenant’s obligations in this lease.

4.13	Damage or destruction

4.13.1	The Tenant shall immediately notify the Landlord in writing of the occurrence of any damage or destruction to the Building of which the Tenant becomes aware.

4.13.2	If the whole or any part of the Building is damaged or destroyed, the Tenant shall pay to the Landlord within seven days of demand an amount equal to the whole of any insurance monies which are irrecoverable due to a breach of clause 4.8.8 or a Tenant’s default.

4.13.3	The Tenant shall not be liable for any damage or destruction to the Property by the Insured Risks except under this clause 4.13.

4.14	Landlord’s regulations

The Tenant shall comply with all reasonable regulations from time to time made in the interests of good estate management relating to the use of the Common Parts.

4.15	Incumbrances and easements

The Tenant shall:

4.15.1	comply with the Incumbrances so far as they affect the Property;

4.15.2	not grant any right or licence over the Property to a third party;

4.15.3	not stop up or obstruct any windows or lights at the Property;

4.15.4	notify the Landlord immediately if a third party makes or attempts to make any encroachment, or takes any action by which a right may be acquired, over the Property; and

4.15.5	take all steps that the Landlord reasonably requires to prevent any such encroachment or easement being made against or acquired over the Property.

4.16	EPCs

4.16.1	The Tenant shall cooperate with the Landlord, so far as is reasonably necessary, to allow the Landlord to obtain an EPC for the Property or the Building and shall in particular (but without limitation):

(a)	provide the Landlord with copies of any plans or other information held by the Tenant which would assist in obtaining that EPC; and

(b)	allow any energy assessor appointed by the Landlord such access, on reasonable notice, to the Property as is reasonably necessary to inspect the Property for the purposes of preparing an EPC.

4.16.2	The Tenant shall not obtain or commission an EPC for the Property unless required to do so by the EPB Regulations. If the Tenant is required to obtain an EPC, the Tenant shall obtain an EPC from an assessor approved by the Landlord and shall provide the Landlord with a copy (or shall, at the Landlord’s option, pay the Landlord’s costs of obtaining an EPC).

5.	LANDLORD’S OBLIGATIONS

The Landlord covenants with the Tenant as follows (but no person shall be liable as Landlord in relation to any time after its interest in the Property has been transferred):

5.1	Quiet enjoyment

If and as long as the Tenant pays the rents reserved by this lease and complies with the Tenant’s obligations in this lease, the Landlord shall give the Tenant: (i) exclusive possession of the Property during the Term; and (ii) non-exclusive access to the Common Parts insofar as the Landlord is able to, in each case without any lawful interference by the Landlord or any person deriving title under or in trust for the Landlord.

5.2	Insurance

5.2.1	The Landlord shall use all reasonable endeavours to procure that the Building (excluding tenant’s and trade fixtures and fittings and excluding any plate glass other than in the Common Parts) is insured with reputable insurers or underwriters through an agency selected by the Landlord against:

(a)	loss or damage by the Insured Risks in the full cost (including VAT) of clearance and reinstatement and including professional services;

(b)	three years’ loss of the Principal Rent;

(c)	property owner’s and third party liability insurance; and

(d)	any other matter which the Landlord reasonably deems it necessary to insure.

5.2.2	The Landlord shall produce evidence of the insurance to the Tenant on reasonable request but not more than once in any period of twelve months.

5.2.3	If the Property is destroyed or damaged by an Insured Risk then, subject to obtaining all necessary statutory and other consents or any other circumstances of force majeure, the Landlord shall use all reasonable endeavours to procure that all insurance money received (other than for loss of rent which shall belong to the Landlord) are used to rebuild and reinstate the Property and the means of access to it as soon as reasonably practicable.

5.2.4	The Building as rebuilt or reinstated need not be identical, but the Property shall not be materially smaller or less suitable for the Permitted Use than the Property before the damage or destruction.

5.2.5	The Landlord’s obligations under clauses 5.2.1 and 5.2.3 shall not apply if the Tenant is in breach of clauses 4.8.8 or 4.13.

5.3	Landlord’s services

The Landlord shall use all reasonable endeavours procure that:

5.3.1	the Structure of the Building and the Common Parts is kept in good and substantial repair;

5.3.2	the Common Parts clean and (in the case of internal Common Parts) is kept suitably furnished, in good decorative condition and suitably lighted; and

5.3.3	any toilets, washing facilities and baby changing rooms comprised in the Common Parts clean, are suitably serviced, and provided with hot and cold water.

5.4	No implied obligations

This lease does not impose any obligations on the Landlord except those expressly set out in this lease.

6.	MISCELLANEOUS

6.1	Damage or destruction by an Insured Risk

6.1.1	If the Building is damaged or destroyed by any of the Insured Risks so that the whole or any part of the Property is inaccessible or unfit for occupation and use, then (unless the insurers refuse to pay the insurance monies because of a breach of clause 4.8.8) this clause 6.1 shall apply.

6.1.2	The Principal Rent, or a fair proportion of it according to the nature and extent of the damage, shall immediately cease to be payable by the Tenant until the Property is accessible and fit for occupation and use, or (if earlier) until the money received by the Landlord for loss of rent insurance is exhausted.

6.1.3	If the Building has not been reinstated in accordance with clause 5.2.3 so that the Property is accessible and fit for occupation and use within three years after the damage or destruction, then either the Landlord or the Tenant (but not a party in breach of its obligations relating to the reinstatement or the payment of the costs of reinstatement) may at any time (unless in the meantime the Building has been reinstated) serve written notice on the other party terminating this lease with immediate effect. The Term shall then end (but without prejudice to the accrued rights of either party).

6.1.4	If the sum insured has been increased, at the Tenant’s request and cost, to include the rebuilding cost of any improvements to the Property made by the Tenant at the Tenant’s cost and not under an obligation to the Landlord, then such increased part of the insurance money shall be payable to the Tenant.

6.1.5	Any dispute relating to this clause 6.1 shall be referred to arbitration.

6.2	Damage or destruction by an Uninsured Risk

6.2.1	If the Building is damaged or destroyed by an Uninsured Risk so that the whole or any part of the Property is inaccessible or unfit for occupation and use, then this clause 6.2 shall apply.

6.2.2	The Principal Rent, or a fair proportion of it according to the nature and extent of the damage or destruction, shall immediately cease to be payable by the Tenant until the Property is accessible and fit for occupation and use.

6.2.3	The Landlord may either:

(a)	elect to reinstate the Building by serving written notice (a “Reinstatement Notice”) on the Tenant; or

(b)	terminate this lease with immediate effect by serving written notice on the Tenant.

6.2.4	If the Landlord does not serve a notice on the Tenant pursuant to clause 6.2.3 within 12 months of the date of the damage, then the Tenant may at any time (unless the Landlord has in the meantime served a Reinstatement Notice) serve written notice on the Landlord terminating this lease with immediate effect.

6.2.5	If the Landlord serves a Reinstatement Notice, then:

(a)	unless the Landlord is prevented from doing so by failure to obtain all necessary statutory and other consents (which the Landlord shall endeavour to obtain as soon as practicable) or any other circumstances beyond the Landlord’s reasonable control, the Landlord shall proceed to reinstate the Building in accordance with the provisions of clause 5.2.4; and

(b)	if the Building has not been reinstated so that the Property is accessible and fit for occupation and use by the end of three years from the date of the Reinstatement Notice, then either the Landlord or the Tenant may at any time (unless in the meantime the Building has been reinstated) serve written notice terminating this lease with immediate effect.

6.2.6	If this lease is terminated pursuant to clause 6.2.3(b), 6.2.4 or 6.2.5(b), the Term shall then end (but without prejudice to the accrued rights of either party).

6.2.7	Any dispute relating to this clause 6.2 shall be referred to arbitration.

6.3	Arbitration

Where this lease requires any dispute to be referred to arbitration, it shall be referred to an independent chartered surveyor to be appointed jointly by the Landlord and the Tenant or (in the absence of a joint appointment) at the request of either the Landlord or the Tenant by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors. The independent surveyor shall act as an arbitrator in accordance with Part I of the Arbitration Act 1996.

6.4	Interruption of Services

The Landlord shall not be liable for any loss, damage or inconvenience arising out of any absence or failure of the services referred to in clause 5.3, unless due to the wilful neglect or default of the Landlord.

6.5	Forfeiture

6.5.1	The Landlord may re-enter the Property (or any part of it as if re-entering the whole) if:

(a)	any of the rents reserved by this lease are in arrears for fourteen days or more (whether formally demanded or not);

(b)	any of the Tenant’s obligations in this lease are not performed or observed; or

(c)	any Tenant or any guarantor of the Tenant’s obligations in this lease:

(i)	(being an individual) dies, is subject to a petition or application for bankruptcy, or has a bankruptcy order made;

(ii)	(being a body corporate or partnership) materially reduces its share capital or its net tangible assets; or has a petition presented for a winding-up order; or enters into liquidation whether voluntary or compulsory (unless for the purpose of reconstruction or amalgamation not involving any reduction of capital); or is struck off the Register of Companies or is the subject of an application to be struck off; or has a receiver or administrative receiver appointed over any of its assets; or has against it an application for the appointment of an administrator; or has an administrator appointed; or otherwise ceases to exist;

(iii)	(in either case) makes any assignment for the benefit of creditors, or enters into an agreement or proposes or makes any arrangement with creditors for the liquidation of debts by composition or otherwise or suffers any seizure of goods or other process of execution; or

(iv)	(in either case) becomes subject to any analogous event in a foreign jurisdiction.

6.5.2	If the Landlord re-enters the Property under clause 6.5.1, the Term shall then end but without prejudice to the rights of the Landlord in respect of any previous breach of this lease by the Tenant.

6.6	Notices

Section 196 of the 1925 Act as amended by the Recorded Delivery Service Act 1962 applies to notices served under this lease and (so far as the law permits) to notices in respect of the Property served under the 1925 Act, the 1954 Act, the Leasehold Property (Repairs) Act 1938 and the 1995 Act.

6.7	Landlord and Tenant Act 1954

6.7.1	The provisions for compensation contained in Section 37 of the 1954 Act are excluded so far as that Act permits

6.7.2	The parties confirm that:

(a)	The Landlord served a notice on the Tenant as required by Section 38A(3)(a) of the 1954 Act and which applies to the tenancy created by this lease before this lease was entered into; and

(b)	who was duly authorised by the Tenant to do so made a statutory declaration dated in accordance with the requirements of Section 38A(3)(b) of the 1954 Act.

6.7.3	The parties to this lease agree that the provisions of Sections 24 to 28 of the 1954 Act are excluded in relation to the tenancy created by this lease.

6.8	Tenant’s Break Right

6.8.1	In this clause 6.8, “Tenant’s Break Date” means the date specified in the definition of “Tenant’s Break Date” in the Additional Particulars.

6.8.2	Subject to performing its obligations in clause 6.8.3 which are pre-conditions all of which must be satisfied at the Tenant’s Break Date, the Tenant may terminate this lease on the Tenant’s Break Date by giving the Landlord not less than seven months’ prior written notice (as to which time shall be of the essence). The Term shall then end on the Tenant’s Break Date, but without prejudice to the rights of the Landlord in respect of any previous breach of this lease by the Tenant.

6.8.3	The following obligations arise upon a notice being given under clause 6.8.2:

(a)	the Tenant shall pay in full all Principal Rent, any VAT on the Principal Rent and any other sums that are now due or shall become due under this lease up to and including the Tenant’s Break Date (provided that payment of any sum (other than the Principal Rent and any VAT on the Principal Rent) shall not be a pre-condition to the termination of this lease unless the Landlord has demanded that sum from the Tenant in writing at least seven days before the Tenant’s Break Date); and

(b)	the Tenant shall give up occupation of the Property on the Tenant’s Break Date, free of the occupation of any other person and without any continuing underleases.

6.8.4	If the Term ends as a result of the Tenant exercising the break right in clause 6.8.2, the Landlord shall, within fourteen days, refund the due proportion of any Principal Rent and other sums paid in advance by the Tenant in respect of any period falling after the day on which the Term ends.

6.8.5	The obligations in clause 6.8.3 are for the benefit of the Landlord. If the Tenant gives written notice pursuant to clause 6.8.2, the Landlord may in its absolute discretion by giving written notice to the Tenant at any time (but not later than the tenth working day after the Tenant’s Break Date) elect:

(a)	that any one or more of those obligations is not to be treated as a pre-condition for the termination of this lease on the Tenant’s Break Date; and

(b)	that accordingly the Term shall end or be treated as having ended on the Tenant’s Break Date whether or not that obligation is or was then satisfied (but without prejudice to any other rights of the Landlord, and on the basis that the relevant obligation(s) shall remain enforceable by the Landlord in any manner other than as a pre-condition).

6.9	Landlord break right

The Landlord may terminate this Lease at any time on at least ten days’ written notice to the Tenant (as to which time shall be of the essence). The Term shall then end on the date set out in such notice (but without prejudice to the rights of the Landlord in respect of any previous breach of this Lease by the Tenant).

6.10	No Representations

The Tenant does not rely on any representation or warranty made by or on behalf of the Landlord other than that written information given by the Landlord’s solicitors to the Tenant’s solicitors which is not readily capable of verification by the Tenant, but subject to the terms on which that information was given. However this does not exclude any liability on the part of the Landlord for fraudulent misrepresentation.

6.11	Law and Jurisdiction

This lease shall be governed by and interpreted in accordance with English law (including non-contractual disputes or claims). The parties to this lease irrevocably submit to the non-exclusive jurisdiction of the English courts.

7.	EXECUTION

The parties to this lease have executed and delivered this lease as a deed on the date stated at the beginning of it.

EXECUTED as a deed by CLERVILLE INVESTMENT MANAGEMENT LLP acting by a member, in the presence of:	Signature Member
Print name

Witness signature
Name (in BLOCK CAPITALS)
Address

EXECUTED as a deed by TIZIANA LIFE SCIENCES LIMITED acting by a director, in the presence of:

Witness signature	/s/ HANA MALIK
Name (in BLOCK CAPITALS)	HANA MALIK
Address	55 PARK LANE, LONDON MAYFAIR, W1K 1NA